UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 30, 2011

PERNIX GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-92445	36-4025775
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

151 E. 22nd Street Lombard, Il.	60148
(Address of Principal Executive Offices)	(Zip Code)

(630) 620-4787

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02   DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Gregg D. Pollack has joined Pernix as Vice President — Administration and Chief Financial Officer, effective December 30, 2011. As of that date, Nidal Zayed, President and Chief Executive Officer of Pernix, will no longer be acting as Interim Chief Financial Officer of Pernix.

Mr. Pollack, age 50, was most recently CEO of Tasmanian Dairy Products Co. Ltd., an Australian dairy company formed to build and operate a $70 million milk processing plant. Prior to his work overseas, he was a Managing Director with Chicago-based investment bank Dresner Partners, where he was employed for over 12 years. He received a BS in Economics (concentration in Accounting) and an MBA in Finance from the Wharton School of the University of Pennsylvania, and he is a member of the AICPA and the Illinois CPA Society. Mr. Pollack is not a party to any transaction with the company or any of its subsidiaries in which he had a direct or indirect material interest requiring disclosure under this item.

In connection with Mr. Pollack’s appointment as Vice President — Administration and Chief Financial Officer, the company agreed to the following compensation arrangements: (i) annual base salary of $210,000; (ii) annual bonus opportunity of up to 20% of his base salary; and (iii) other benefits commensurate with his position, including eligibility to participate in the company’s recently established incentive stock option plan subject to specific grants being made by the company’s Board of Directors.

ITEM 8.01   OTHER EVENTS

Scott Finch has joined Pernix as Vice President - Finance & Corporate Strategy.

Item 9.01      Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERNIX GROUP, INC.

By:	/s/ Nidal Z. Zayed
Nidal Z. Zayed
President and Chief Executive Officer

By:	/s/ Gregg D. Pollack
Gregg D. Pollack
Vice President — Administration and Chief Financial Officer

By:	/s/ Carol J. Groeber
Carol J. Groeber
Corporate Controller and Principal Accounting Officer

Dated:  January 5, 2012